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                                                                      EXHIBIT 1a


                    AMENDMENT No. 1 TO DISTRIBUTION AGREEMENT


This is an amendment, dated _________, 2002, to the Distribution Agreement, dated May 28, 1999 (the "Original Agreement") between Pruco Life Insurance Company ("Pruco Life") and Prudential Investment Management Services LLC ("PIMS").

WHEREAS, the Original Agreement sets forth the terms and conditions under which PIMS distributes certain annuity contracts issued by Pruco Life; and

WHEREAS, Pruco Life issues certain market value adjusted annuity contracts ("MVAs") that are registered under the Securities Act of 1933, and may in the future issue one or more other classes of MVA; and

WHEREAS, Pruco Life and PIMS wish to clarify that the terms and conditions of the Original Agreement apply not only to variable annuity contracts registered on SEC Form N-4, but also to MVAs registered on either SEC Form S-1 or SEC Form S-3; and

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Pruco Life and PIMS agree as follows:

      1. SCOPE OF ORIGINAL AGREEMENT

The Original Agreement is hereby amended, so that its terms and conditions apply to both variable annuities issued by Pruco Life and to MVAs issued by Pruco Life. In all other respects, the terms of the Original Agreement remain intact.

The parties have caused this amendment to be executed as of the day and year first above written.

PRUCO LIFE INSURANCE COMPANY


By:  _________________________________
Name:  Andrew J. Mako
Title: Executive Vice President

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC


By:  _________________________________
Name:  Robert F. Gunia
Title: President